Exhibit 99.1

MGI PHARMA, INC.

5775 West Old Shakopee Road

Suite 100

Bloomington, MN 55437-3174

November 14, 2005

To the Undersigned VP, Senior VP,

Executive Officer or Director of MGI PHARMA

holding a Stock Option to acquire

MGI PHARMA Common Stock

Dear Optionee:

This letter agreement (this “Agreement”) is being entered into by and between you and MGI PHARMA, INC. (the “Company”), a Minnesota corporation, in connection with certain stock options granted to you pursuant to the Company’s 1997 Stock Incentive Plan, the Guilford Pharmaceuticals, Inc. 2002 Stock Award and Incentive Plan (the “2002 Plan”) or 1999 Nonemployee Director Stock Option Plan that are “Underwater Options”, as defined below.

Pursuant to and in accordance with the recommendation of the Compensation Committee, the Board of Directors of the Company has determined to fully accelerate the vesting of each otherwise unvested stock option held by an option holder either employed by the Company or serving as a member of the Board of Directors of the Company as of November 8, 2005 if such option has an exercise price that is greater than $19.32, the price of the Company’s Common Stock as of the closing of the Nasdaq National Market on November 8, 2005 (each an “Underwater Option”), subject to the conditions that the vesting of any such stock options that are held by any executive officer or any non-employee Director of the Company shall not accelerate until such executive or Director executes an agreement pursuant to which he or she agrees to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of options so accelerated (other than shares required to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under such options’ pre-acceleration vesting terms or, if earlier, his or her last day of employment or service on the Board or upon a “change of control” (or similar term) as defined in any other agreement between the individual and the Company.

Lock-Up Agreement.

You agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of your accelerated Underwater Options (other than shares required to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under such options’ pre-acceleration vesting terms set forth in the option agreement(s) between you and the Company relating to your Underwater Options or, if earlier, your last day of employment or membership on the Company’s Board of Directors, or upon a “change of control” (or similar term) as defined in the termination agreement between you and the Company.

* * *

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one instrument.

If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

Sincerely,

MGI PHARMA, INC.

By:	/s/ Eric P. Loukas
Eric P. Loukas
Senior VP, General Counsel and Corporate Secretary

I acknowledge receipt and agree with the foregoing terms and conditions.

Signature & Date:

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